UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2017

CALAMP CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12182	95-3647070
(Commission	(IRS Employer
file number)	Identification Number)

15635 Alton Parkway, Suite 250, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (949) 600-5600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K is filed by the Registrant to disclose a stipulation reached on May 23, 2017 between the parties to a patent infringement lawsuit, and the associated accounting effects on the Registrant of such stipulation. The earlier events described below were previously disclosed by the Registrant in other filings with the Securities and Exchange Commission, and are repeated here for purposes of providing the context for the stipulation reached on May 23, 2017.

Item 2.02 Results of Operations and Financial Condition.

In December 2013, a patent infringement lawsuit was filed against CalAmp Corp. (the “Company”) by Omega Patents, LLC, (“Omega”), which alleged that certain of the Company’s vehicle tracking products infringed on certain patents owned by Omega. On February 24, 2016, a jury in the U.S. District Court for the Middle District of Florida awarded Omega damages of $2.975 million, for which the Company recorded a reserve of $2.9 million in the fiscal 2016 fourth quarter. Following trial, Omega brought a motion seeking an injunction and requesting the Court to exercise its discretion to treble damages and assess attorneys’ fees. On April 5, 2017, the Court denied the request for an injunction, but granted the request for treble damages in the aggregate amount of $8.9 million. On April 24, 2017 the Court awarded attorneys’ fees, costs, and prejudgment interest in the aggregate amount of $1.2 million, and directed the payment of royalties by CalAmp to Omega for any infringing sales after February 24, 2016 at a royalty rate to be determined. As a result of these April 2017 Court rulings, the Company increased its reserve by $7.2 million in the fourth quarter of fiscal 2017.

On May 23, 2017, the Company and Omega stipulated, subject to the agreement of the Court, to supplemental damages of $4.9 million for sales of products found to infringe Omega’s patents from February 25, 2016 through April 5, 2017, plus an ongoing royalty for sales of the products deemed to infringe after April 5, 2017. The Company is discontinuing the products that would be subject to this royalty and therefore does not believe that any future royalty amounts will be material. In the stipulation, the Company reserved all of its challenges that have been or will be made by the Company to the jury verdict and the Court’s April 2017 rulings. As a result of the stipulation, the Company expects to record an additional reserve of $5.3 million in its fiscal quarter ending May 31, 2017, which net of income tax effects represents a charge of $0.09 per diluted share on a GAAP basis. This reserve will not impact non-GAAP earnings per share or Adjusted EBITDA of such quarter.

The Company has filed a motion with the Court seeking judgment as a matter of law in its favor and, alternatively, a new trial. If, following resolution of this motion, the judgment against the Company remains wholly or substantially intact, then the Company intends to pursue an appeal at the Court of Appeals for the Federal Circuit. The Company is also seeking to invalidate a number of Omega’s patents in proceedings filed with the U.S. Patent and Trademark Office. Notwithstanding the adverse jury verdict, the April 2017 Court rulings and the May 23, 2017 stipulation, the Company continues to believe that its products do not infringe any valid claims of Omega’s patents. While it is not feasible to predict with certainty the outcome of this litigation, its ultimate resolution could be material to the Company’s cash flows and results of operations.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information disclosed above under Item 2.02 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.
Registrant

By:	/s/ Richard Vitelle.

Richard Vitelle
Executive Vice President and Chief Financial Officer

Dated: May 26, 2017